Exhibit 99.1

SHANNON BARD ELECTED DIRECTOR OF POORE BROTHERS, INC.

GOODYEAR, Ariz. – August 26, 2004 – Poore Brothers, Inc. (Nasdaq: SNAK) today announced that Shannon Bard was elected on August 25, 2004 to be a member of the Board of Directors.  Mr. Bard was elected by the independent members of the Board of Directors to fill the vacancy created by the resignation of Aaron M. Shenkman on July 28, 2004.  Mr. Bard was also elected as an independent member of the Audit Committee and the Compensation Committee.

Mr. Bard’s background is principally in sales and marketing as an entrepreneur and executive with consumer-oriented businesses in the craft, garden, housewares and cable television industries.  His experience includes positions as president of the Consumer Products division of Xyron, a Scottsdale, Arizona-based $60 million in revenue manufacturer of adhesive and laminate products for the craft industry; as vice president of corporate business development of Fiskars Consumer Products, a Madison, Wisconsin-based $1 billion in revenue global manufacturer of consumer products for the garden, housewares and craft industries; and as founder, president and chief executive officer of Aquapore Moisture Systems, a Phoenix, Arizona-based $30 million in revenue manufacturer of consumer products using recycled tires.

Mr. Bard has an extensive background in brand strategy and product development for consumer products, sales management of large global retail accounts, customer service, and branded strategic alliances and licensing programs.  He has been a member of the Wal-Mart Environmental Advisory Board since 1995, a group of industry experts that advise Wal-Mart on various environmental issues.

 “We are delighted to have an individual with consumer products and national retailer experience, management expertise and the personal credentials of Mr. Bard join our Board,” commented Mr. Eric J. Kufel, chairman of the Board of Directors.  “We’re confident Mr. Bard will help guide the Company toward its goal of becoming a $100 million marketer of intensely different™ snack food products.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of
Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, President and Chief Executive Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.